Exhibit 10.18

185 Berry Street, Suite 4800 San Francisco, CA 94107 415-659-3500 phone 415-659-0007 fax

August 28, 2008

MICHAEL FINLAYSON

[ADDRESS]

Re:          Separation Agreement and General Release

Dear MICHAEL:

This letter proposes the following Separation Agreement and General Release (this “Agreement”) between you and FiberTower Network Services Corp., a wholly-owned subsidiary of FiberTower Corporation (together, hereinafter referred to as “FiberTower”) regarding the terms of your separation of employment from FiberTower.

Your last day of employment with FiberTower will be August 31, 2008 (your “Termination Date”).

In order to effect the termination of your employment and to provide you with certain benefits that you would not otherwise be entitled to, you and FiberTower agree as follows:

1.             This Agreement shall not be in any way construed as an admission by FiberTower that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against FiberTower.

2.             Even if you do not sign this Agreement, FiberTower will pay you the compensation that you have earned through your Termination Date, accrued and unused vacation benefits through your Termination Date, and performance bonus earned through the Termination Date.  Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and you retain all benefits under FiberTower’s 401(k) Plan; provided, however, that you will not be entitled to make any further 401(k) payroll deduction contributions after your Termination Date and all FiberTower matching contributions will also cease as of your Termination Date.

3.             In exchange for the promises contained in this Agreement and the release of claims as set forth below, and provided that you sign this Agreement and return the original to FiberTower on or prior to October 14, 2008 and do not revoke this Agreement as set forth in Paragraph 9(d) below:

a.             FiberTower will pay you a severance allowance amount of $99,999.95 less any required withholdings, which is equal 6 months salary based on your most current annual base salary.  This severance allowance amount will be payable in installments equivalent to your regular bi-weekly rate until the gross severance amount is paid in full.  The bi-weekly payment amounts will be paid in accordance to FiberTower’s normal payroll cycle in the form of check or direct deposit (whichever method is currently elected).  Your first payment installment will be processed on a regularly scheduled payroll following the 8th day of this signed Agreement.

b.             FiberTower is also offering company-paid COBRA, if elected, for you and your dependents (if currently elected) towards your medical and dental coverage under the FiberTower Group Insurance Plan beginning 9/1/2008 and ending 2/28/09.  After such date, you will be entitled to remain on COBRA through February 28, 2010 at your own cost.

FiberTower Initials	Employee Initials

c.             FiberTower is extending to you bonus payment eligibility for a prorate 3Q2008 Bonus Payout.  The bonus calculation will be subject to plan requirements and normal payout schedule.  The payout for all plan participants will take place within 30-days after FiberTower’s quarterly earnings release and announcement.

d.             On August 31, 2008 you will no longer be subject to the current mandatory black-out period.  Please note that, in accordance with Paragraph 6.B.4.b of the FiberTower Stock Option Plan, all of your FiberTower options which are fully vested but unexercised as of the Termination Date must be exercised on or prior to November 28, 2008 or they will become null and void.

4.             In consideration of the promises contained in this Agreement, you agree as follows:

a.             That, to the full extent permitted by law, you (for yourself, your spouse, executors, heirs, beneficiaries, representatives, personal representatives, successors, assigns, legatees, and anyone claiming by or through you), upon signing this Agreement, do immediately, completely, knowingly and voluntarily release and forever discharge, covenant not to present or to sue, and waive any right to recover from FiberTower (including its predecessors, successors, affiliates, partial affiliates, shareholders, officers, directors, agents, insurers, representatives, employees and former employees, all individually and in their official capacities) from any and all claims relating to or arising from your employment and termination of employment with FiberTower and any act that has occurred as of the date of the execution of this Agreement in connection with any service that you may have rendered or may have been requested to render to or on behalf of FiberTower at anytime; and that this release shall be construed as broadly as possible and shall include without limitation any (1) contractual or other claims of employment, benefits, or payment you may have, if any; (2) claims, if any, arising out of or in connection with the initiation, termination or existence of your employment relationship with FiberTower or any service performed on behalf of FiberTower; (3) claims, if any, regarding wages and/or compensation in any form whatsoever, vacation, leaves, bonuses, commissions, monies, perquisites, benefits, severance, or any other item attributable to or arising in connection with your employment with FiberTower; and (4) without limitation, claims, if any, arising under the following:

•                  Title VII of the Civil Rights Act of 1964, as amended;

•                  The Americans with Disabilities Act of 1990, as amended;

•                  The Age Discrimination in Employment Act of 1967, as amended(1);

•                  The Fair Labor Standards Act of 1938, as amended;

•                  The Family and Medical Leave Act of 1993;

•                  The Employee Retirement Income Security Act of 1974 (ERISA), as amended;

•                  The Sarbanes-Oxley Act of 2002;

•                  The Occupational Safety and Health Act of 1970 (OSHA);

•                  The Equal Pay Act of 1963;

•                  The National Labor Relations Act (NLRA);

•                  The Immigration Reform and Control Act (IRCA);

•                  The Uniformed Services Employment and Reemployment Rights Act;

•                  any other federal, state or local civil or human rights law or other local, state or federal law, regulation or ordinance;

•                  any public policy, contract, tort, or common law (including without limitation those relating to fraud, whistleblower, retaliation, negligent or intentional conduct of any nature); or

•                  any allegation for damages, costs, fees, or expenses including expert witness and attorneys’ fees incurred in these matters.

(1)          As mandated by the ADEA, not withstanding any other provision stated herein including the covenant not to sue, you are not relinquishing your right to challenge the validity of this Release or any future claims under the ADEA that may arise after you sign this Release.

FiberTower Initials	Employee Initials

b.             You agree that you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date.  You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Releasees.

c.             You understand and agree that this Agreement is final and binding when you execute it.  You agree to keep the terms of this Agreement and payment amount completely confidential.  You further agree not to disclose any information or materials FiberTower considers to be proprietary, client privileged, or otherwise confidential.

d.             You agree that you will abide by the terms of all policies of and agreements you have signed with FiberTower, including those concerning non-disclosure or use of trade secrets or proprietary or confidential information.  You specifically reaffirm your agreement with and your obligations to FiberTower as set out within, but without limitation, the FiberTower Proprietary Information and Inventions and Non-Competition Agreement, together with all other FiberTower policies on confidential and proprietary information.  You also agree not to challenge the enforceability of these agreements and policies.  You also reaffirm your release of any claim you may have to FiberTower’s trade secrets and proprietary and confidential information and goodwill.  You also reaffirm your agreement not to disclose or use FiberTower’s trade secrets or proprietary or confidential information or interfere with FiberTower’s good will.  You further agree that, in the course of performing your duties for FiberTower, FiberTower has provided you with certain proprietary information, confidential information, trade secrets, specialized training, and access to its good will and to computer information which are the exclusive proprietary information, property, and valuable assets of FiberTower.  You acknowledge that FiberTower also has a vital interest in and desires to protect such information and property from disclosure; and that you have not and will not, directly or indirectly, disclose or use, FiberTower’s trade secrets and other confidential and proprietary information, specialized training, or other restricted information learned during your term of employment.  Trade secrets and confidential and proprietary information include, without limitation, customer lists, good will, personnel lists, fee schedules, training manuals and materials, devices, inventions, processes and compilations of information, records and specifications, computer data base, programs and software, financial data and plans, profit margins and pricing policies and practices, sales and marketing techniques, history, and data forecast, and personnel training techniques and materials.

e.             You agree that you will take none of FiberTower’s property, including information or lists, in original or copy, such as customer, employee, vendor or consultant lists, process charts or information, software, laptop computers, cellular phones, pagers, or anything else that belongs to FiberTower or which it uses.  You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property.

f.              You agree that you will not say anything disparaging about FiberTower or its employees or any comments relating to FiberTower or its employees which are critical, derogatory or which may tend to injure FiberTower’s business.  Conversely, if you refer job reference seekers to FiberTower’s Human Resources Department and that is where contact is made, we will confirm that your separation was the result of a reduction in force and will then follow our normal practice of confirming the position you held, the dates of employment and, if you provide written authorization, your compensation.   The obligation of FiberTower under this Paragraph is separable and any failure by FiberTower to perform the obligation in this Paragraph will only give rise to an action to enforce this Paragraph.

g.             That you have made reasonable efforts to understand fully the terms of this Agreement, including the nature and extent of the claims released, and that you are freely and knowingly, after adequate consideration, agreeing to its terms.

5.             You agree that you have timely received all vacation, leaves, wages, commissions, bonuses, monies, benefits, perquisites and whatever else of any nature you contend or may contend are due to you from FiberTower.

6.             This Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

7.             You will cooperate fully with FiberTower in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

8.             In the event that you breach any of your obligations under Paragraphs 4 through 6, any outstanding obligations of FiberTower hereunder shall immediately terminate, and any payments previously made to you pursuant to Paragraph 3 shall be returned to FiberTower.

FiberTower Initials	Employee Initials

9.             You hereby acknowledge that you have been informed pursuant to the Federal Older Workers Benefit Protection Act of 1990 that:

a.             You have the right to consult with an attorney before signing this Agreement;

b.             You do not waive rights or claims under the Federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.

c.             You have forty-five (45) days from the date of this letter to consider this Agreement; and

d.             You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.  Any revocation within this period must be submitted, in writing, to FiberTower and state:

“I hereby revoke my acceptance of our Agreement.”

The revocation must be personally delivered to Heidi Goldstein or Ms. Goldstein’s designee, or mailed to Ms. Heidi Goldstein, FiberTower Corporation at 185 Berry Street, Suite 4800, San Francisco, CA  94107 and postmarked no later than the seventh day after you sign this Agreement.  This Agreement shall not become effective or enforceable until FiberTower has received from you a signed copy of the Agreement and a letter in the form of Exhibit “A” and the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.  The Agreement will be withdrawn by FiberTower if not timely returned in the manner and within the times stated herein.  FiberTower does hereby advise you to consult with an attorney prior to signing this Agreement.

10.           The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

11.           This Agreement sets forth the entire agreement between you and FiberTower and supersedes any and all prior oral or written agreements or understandings between you and FiberTower concerning the subject matter of this Agreement, and you acknowledge that you are not relying on any other representation or statement. This Agreement may not be altered, amended or modified, except by a further written document signed by you and FiberTower.

12.           You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Agreement.  You understand and agree that this Agreement is final and binding if you do not revoke it.

13.           YOU HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND THE GENERAL RELEASE LANGUAGE HEREIN AND DESIRE TO ENTER INTO THIS AGREEMENT.  YOU HAVE BEEN ADVISED THAT YOU HAS FORTY-FIVE (45) DAYS TO CONSIDER THIS AGREEMENT AND SEVEN (7) DAYS FROM THE DATE HE SIGNS THIS AGREEMENT TO REVOKE THIS AGREEMENT.

ANY SUCH REVOCATION MUST BE MADE IN WRITING TO HEIDI GOLDSTEIN OR HER DESIGNEE.  YOU ARE ADVISED HEREIN IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

HAVING ELECTED TO SIGN THIS AGREEMENT AND RECEIVE THE CONSIDERATION DESCRIBED IN PARAGRAPH THREE (3) ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST FIBERTOWER AND THOSE PERSONS AND ENTITIES DESCRIBED IN PARAGRAPH FOUR (4) ABOVE AS OF THE DATE YOU SIGN THIS AGREEMENT.

That in executing this Agreement, you acknowledge that you have consulted with and had the advice and counsel of an attorney duly admitted to practice law in the State of NY, and you have voluntarily executed this Agreement after careful and independent investigation, and not under fraud, duress or undue influence.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return the original signed Agreement to Human Resources / Attn: Vivian Hung at FiberTower’s office located at 185 Berry Street, Suite 4800, San Francisco, CA 94107 by October 13, 2008.  As I noted earlier, this Agreement will not become effective, and none of the severance benefits in Paragraph 3 will be paid, until seven (7) days after the date you sign this Agreement.

FiberTower Initials	Employee Initials

Very truly yours,

/s/ Kurt Van Wagenen
Kurt Van Wagenen
CEO

CAUTION: THIS A RELEASE. READ BEFORE SIGNING.

Accepted and agreed to on this 29th day of August, 2008.

/s/ Michael Finlayson
Signature

Witness:

Date:

FiberTower Initials	Employee Initials